EXHIBIT 12
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               COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                     THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                          MARCH 31,                          MARCH 31,
  (in thousands)                                                     2005           2004               2005           2004
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
  Income before taxes on income and cumulative
    effect of an accounting change                               $302,064       $252,176           $637,713       $488,116
  Add fixed charges:
  Interest expense - excluding interest on deposits                 8,418          8,053             16,806         15,729
  Interest expense - deposits                                       1,683          1,040              3,122          2,182
  Interest factor on rent /1                                        3,756          3,047              7,476          6,418
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  Total fixed charges                                              13,857         12,140             27,404         24,329
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  Earnings before fixed charges and taxes on
    income                                                       $315,921       $264,316           $665,117       $512,445
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  Ratio of earnings to fixed charges - including
    interest on deposits                                             22.8           21.8               24.3           21.1
  Ratio of earnings to fixed charges - excluding
    interest on deposits                                             25.8           23.7               27.3           23.0
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/1   Interest factor on rent represents one-third of rental expense (the approximate portion of rental expense representing interest).

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